Exhibit 4.4.2

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT, dated as of December 21, 2005 (this “Amendment”), is between ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as warrant agent (the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Warrant Agent are parties to a Warrant Agreement, dated as of July 26, 2005 (the “Agreement”), pursuant to which the Company may effect the original issuance of up to 16,175,000 warrants;

WHEREAS, as of July 26, 2005, the Company issued 9,000,000 warrants pursuant to the Securities Purchase Agreement, dated as of July 26, 2005, among the Company and the other parties identified therein;

WHEREAS, as of the date of this Amendment, the Company proposes to issue 703,505 additional warrants;

WHEREAS, the Holders (as such term is defined in the Agreement) of a majority of such warrants outstanding as of the date hereof have consented in writing to this Amendment in accordance with Section 12(a) of the Agreement; and

WHEREAS, the Company wishes to amend the Agreement pursuant to such consent, as hereinafter provided;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1. CAPITALIZED TERMS.

Capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Agreement.

SECTION 2. AMENDMENT TO SECTION 3 OF AGREEMENT.

Section 3 of the Agreement is hereby amended by adding thereto a new Section 3(k), which shall read in its entirety as follows:

(k) Notwithstanding any other provision of this Section 3 or any other provision of this Agreement to the contrary, any Holder that is named in a Deferred Exercise Instruction delivered by the Company to the Warrant Agent may exercise such Holder’s Warrants only on the date or dates during the Exercise Period specified in such Deferred Exercise Instruction. In order to exercise any such Warrants, such Holder must deliver a Notice of Deferred Exercise to the Warrant Agent at its office set forth in Section 11 in addition to the documents set forth in Section 3(b). The

Warrant Agent may rely on such Deferred Exercise Instruction and the Notice of Deferred Exercise in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the foregoing unless and until it shall have received such Deferred Exercise Instruction and the Notice of Deferred Exercise.

SECTION 3. AMENDMENT TO SECTION 15 OF AGREEMENT.

Section 15 of the Agreement is hereby amended by adding thereto, in the appropriate alphabetical order, the following definitions, which shall read in their entirety as follows:

“Deferred Exercise Instruction” means a written instruction, executed by a Holder and the Company by an Officer thereof, which shall be delivered by the Company to the Warrant Agent and which shall (i) identify the Warrants registered in the name of such Holder in the register of Warrants maintained by the Warrant Registrar and (ii) state the date or dates during the Exercise Period on which such Holder may exercise the Warrants so identified. Any such written instruction delivered to the Warrant Agent after the delivery of any previous written instruction shall supersede such previous written instruction to the extent indicated in such later-delivered written instruction.

“Notice of Deferred Exercise” means a written notice, executed by a Holder and countersigned by the Company by an Officer thereof, which shall be delivered by such Holder to the Warrant Agent in connection with such Holder’s exercise of any Warrants and in which such Holder shall certify to the Warrant Agent that the exercise date of such Warrants is a date specified in a Deferred Exercise Instruction by such Holder which is then in effect.

SECTION 4. EFFECTIVENESS.

This Amendment shall be effective as of the date hereof. From and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment. Except as amended by this Amendment, the terms and provisions of the Agreement shall remain unchanged.

SECTION 5. GOVERNING LAW.

This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

ITC^DELTACOM, INC.

By:	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Senior Vice President-Legal and Regulatory

MELLON INVESTOR SERVICES LLC as Warrant Agent

By:	/s/ Judy Hsu
Name:	Judy Hsu
Title:	Vice President

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